SECURITIES AND EXCHANGE COMMISSION

                                 Washington D.C.

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                                December 10, 2003
                ------------------------------------------------
                Date of Report (Date of earliest event reported)


                         LocatePLUS Holdings Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                ------------------------------------------------
                 (State or other jurisdiction of incorporation)

                                        g
                 000-49957                           04-3332304
         ---------------------------          --------------------------
          (Commission  file  number)       (IRS  employer identification number)


                               100 Cummings Center
                                   Suite 235M
                          Beverly, Massachusetts 01915
               --------------------------------------------------
                    (Address of principal executive offices)


                                 (978) 921-2727
               ---------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM  5.  OTHER  EVENTS  AND  REGULATION  FD  DISCLOSURE.

On November 3, 2003, the Board of Directors approved an amendment to LocatePLUS Holdings Corporation's (the "Company") non-employee director compensation policy. The Company's non-employee director compensation policy, as amended, provides for the annual payment of $10,000 (in one lump sum on the adoption of the policy and each anniversary of the adoption of the policy) and the annual issuance of non-qualified stock options to purchase 100,000 shares of Class B Non-Voting Common Stock under the Company's 2003 Stock Plan. The options will be fully vested at the time of grant, will have an exercise price equal to the fair market value of the Company's Class B Non-voting Common Stock as of the time of issuance, and will be exercisable for a period of five years.

On November 3, 2003, the Board of Directors modified the compensation package of the Company's Chief Executive Officer. Pursuant to this modification, the Chief Executive Officer's cash salary will be increased from $50,000 per annum to $150,000 per annum (retroactive to October 1, 2003). The Chief Executive
Officer will also be entitled to receive a one-time cash bonus of up to$100,000,to be paid in January 2004. In addition, the Company will issue options to purchase 2,500,000 shares of the Company's Class A Voting Common Stock under the Company's 2003 Stock Plan. These options will have an exercise price equal to the fair market value of the Company's Class A Voting Common Stock as of the date of grant. The Company will also issue options to purchase 7,500,000 shares of Class A Voting Common Stock. That grant will have an exercise price equal to $1.00 per share. Both option grants will be fully vested at the time of grant and will be exercisable for five years.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.


LocatePLUS  Holdings  Corporation
---------------------------------------
(Registrant)



By:  /s/  Jon  R.  Latorella
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President  and  Chief  Executive  Officer




Dated:     December  10,  2003